Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-140481

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 12, 2007)

JAVELIN PHARMACEUTICALS, INC.

3,186,700 Shares of Common Stock

We are offering directly to a single institutional investor 3,186,700 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The common stock is being offered at a per share purchase price of $1.24.

Our common stock is listed on the NYSE Amex under the symbol “JAV.” On October 29, 2009, the last reported sale price for our common stock on the NYSE Amex was $1.48 per share.

We have retained Ladenburg Thalmann & Co. Inc. as our placement agent to use its reasonable best efforts to solicit offers to purchase our common stock in this offering. The placement agent has no obligation to buy any of the shares of our common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock. See “Plan of Distribution” beginning on page S-8 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as the risks discussed under the caption “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, to read about factors you should consider before buying shares of our common stock.

	Per Share	Total[1]

Public offering price	$1.24	$3,951,508
Placement Agent’s fees	$0.04	$118,545
Proceeds, before expenses, to us	$1.20	$3,832,963

(1) Assumes all 3,186,700 shares offered under this prospectus supplement and accompanying prospectus are sold.

We expect the total offering expenses, excluding the placement agency fee, to be approximately $145,000 for all sales pursuant to this prospectus supplement and accompanying prospectus. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, placement agent’s fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amount set forth above.

Delivery of the securities will be made to the purchaser on or about November 2, 2009. The shares of common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York or by the issuance of physical certificates.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

LADENBURG THALMANN & CO. INC.

The date of this prospectus supplement is October 30, 2009

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

          You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements contained in this prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.

          Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus supplement or to conform them to actual results, new information, future events or otherwise.

          The following factors, among others, could cause our or our industry’s future results to differ materially from historical results or those anticipated:

•	the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing;

•	the timely obtaining of regulatory approvals and patents;

•	the commercialization of our product candidates, at reasonable costs;

•	the ability of our suppliers to continue to provide sufficient supply of products;

•	the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies;

•	our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders; and

•	our ability to retain management and obtain additional employees as required.

          These factors are all of the important factors of which we are currently aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          A registration statement on Form S-3 (File no. 333-140481) utilizing a shelf registration process relating to the securities described in this prospectus supplement was filed with the Securities and Exchange Commission, or the SEC, on February 6, 2007 and was declared effective on February 12, 2007. Under this shelf registration process, of which this offering is a part, we may, from time to time, sell up to an aggregate of $50.0 million of our common stock and/or warrants to purchase our common stock. In May 2007 we issued 7,549,300 shares of common stock under this shelf registration process for aggregate gross proceeds of approximately $45.3 million, leaving approximately $4.7 million of common stock and warrants to purchase common stock available for future offerings under this shelf registration process.

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

          This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. The prospectus supplement, and the information incorporated by reference herein, may also add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

          As used in this prospectus supplement or the accompanying prospectus, the terms “Javelin”, “we”, “us” and “our” mean Javelin Pharmaceuticals, Inc. and its subsidiaries, unless the context indicates another meaning, and the term “common stock” means our common stock, par value $0.001 per share. Our fiscal year ends on December 31.

S-ii

SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus, and may not include all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the sections titled “Risk Factors,” and our financial statements, the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K and our quarterly report on Form 10-Q for the period ended June 30, 2009 accompanying this prospectus supplement, before making an investment in our common shares.

          Overview

          We are a specialty pharmaceutical company that applies proprietary technologies to research, develop, and in the case of our Dyloject™ (injectable diclofenac) product, commercialize new products and improved formulations of existing drugs that target current unmet and underserved medical needs primarily in the pain management market. We are developing and have begun to market simple and user-friendly products, involving new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain. In doing so, we intend to offer novel proprietary products that in some cases can be administered in a less invasive, more convenient manner and generally should offer either improved safety or efficacy, or both, as compared to formulations that are currently marketed by other companies. In addition, the product choices currently available for the treatment of moderate-to-severe pain are limited in the doses that may be given due to side effects, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. Our product, Dyloject, and our product candidates, Ereska™ (intranasal ketamine) and Rylomine™ (intranasal morphine), are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain such as orthopedic injury pain, procedural pain and burn pain. We believe that our products, assuming regulatory approvals, will offer patients and the medical community significant benefits and alternatives to the prescription pain medications available to pain sufferers today.

          Our plan of clinical operations for the next 12 months involves conducting the necessary research and development to further advance Dyloject, Ereska and, to a more limited extent, Rylomine along the drug development and regulatory approval process. The existing formulations of the parent drugs of each of these product candidates, including oral diclofenac, injectable ketamine, and oral and injectable morphine, are well-known prescription medications with well-documented profiles of safety, efficacy and cost-effectiveness.

          Our development program is designed to support global product registration, although special emphasis is placed upon United States (the “U.S.”) and European filings for drug approval and product registration. In October 2007, Dyloject was approved for marketing in the United Kingdom (the “U.K.”), and we received pricing for this approved product in November 2007. Dyloject entered formularies in the U.K. in early 2008, and we initiated filings for marketing approval in certain other European countries via the Mutual Recognition Process. During the 2008 fiscal year, we generated approximately $1.1 million in revenue from the sale of Dyloject in the U.K. On January 15, 2009, we entered into a License and Commercialization Agreement with Therabel Pharma N.V. (“Therabel”) under which we granted to Therabel an exclusive license under certain of our technology to commercialize Dyloject, and Therabel assumed from us all Dyloject commercialization, regulatory and manufacturing responsibilities and expenses in the U.K. along with those for future market approvals in the European Union (the “E.U.”) and certain other countries outside of the U.S.

          In February 2009, we received an upfront payment of $7.0 million. In April 2009, we received approximately $1.7 million for the sale of our existing inventory of Dyloject to Therabel. In addition to the $8.7 already received, the agreement provides for up to $59.5 million if certain sales and regulatory milestones are met, and provides for royalties on future sales of Dyloject. The agreement shall continue in full force and effect on a country-by-country basis as long as any product licensed under the agreement is being developed or commercialized for use in any disease, disorder, or condition in humans. Either party may terminate upon written notice upon the occurrence of certain events, including material breach or bankruptcy, subject to certain cure provisions and restrictions. In addition, Therabel may terminate the agreement following a specified period of prior written notice to us.

          Currently, Dyloject, Ereska and Rylomine are in the Phase 3 product development stage based upon the U.S. regulatory classification. Dyloject successfully completed Phase 3 clinical trials in 2007 and 2008, in which it met primary efficacy endpoints in postsurgical patients with moderate-to-severe pain after elective abdominal surgery (in the case of the 2007 trial) and orthopedic surgery (in the case of the 2008 trial). We plan to submit to the U.S. Food and Drug Administration (the “FDA”) a New Drug Application (“NDA”) with respect to Dyloject in the fall of 2009. We completed a multi-dose Phase 3 efficacy trial for Ereska, and described our initial review of top line results in our Current Report on Form 8-K filed with the SEC on August 11, 2009. Rylomine successfully completed a Phase 3 clinical trial in 2007, and we must conduct further efficacy trials, which have not been scheduled, before filing an NDA for this drug.

          Over the coming year, our development activity for our product candidates will focus on fulfilling the manufacturing requirements and generating the necessary preclinical and clinical data to support the submission packages outlined at our End-of-Phase 2 meetings at the FDA for Dyloject in the first half of 2006, our pre-Phase 3 FDA meeting for Ereska in January 2007, and our pre-NDA FDA meeting for Ereska in November 2007.

          Dyloject, Ereska and Rylomine are each in late stage development in the U.S., as shown below:

Product candidate	Indication	Development stage

Dyloject	Post-operative pain	Phase 3 (U.S.)
(injectable diclofenac)	Post-operative pain, anti-inflammatory	MHRA Pricing Approval Received and Sales Commenced (U.K.) Mutual Recognition Process (other European Union countries)

Ereska (intranasal ketamine)	Acute pain	Phase 3 (U.S.)

Rylomine (intranasal morphine)	Acute moderate-to-severe pain	Phase 3 (U.S.)

          Background

          Javelin Pharmaceuticals, Inc. was incorporated in July 2005 in the State of Delaware by Intrac, Inc., a Nevada corporation (“Intrac”), for the purpose of migrating the Intrac corporate entity to Delaware. The migratory merger became effective in September 2005. In December 2004, Innovative Drug Delivery Systems, Inc. (“IDDS”), then a private operating corporation, merged with Intrac, then a public reporting “shell” company, for the purpose of conducting the IDDS operations in a public entity. Intrac had been formed in September 2000 and had no active business operations between 2001 and December 2004. Following the Intrac-IDDS merger, the IDDS operations became the business of Intrac, and certain of the executive officers and directors of IDDS became our executive officers and directors. As a result of the migratory merger, IDDS became a wholly-owned subsidiary of Javelin. In July 2006, our common stock was listed on the American Stock Exchange (now the NYSE Amex). The shares of common stock described in this prospectus give effect to the Intrac-IDDS merger and the migratory merger.

          Our Corporate Information

          Our principal business office is located at 125 CambridgePark Drive, Cambridge, MA 02140, and our telephone number at that address is (617) 349-4500. Our corporate web site is www.javelinpharmaceuticals.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock being offered by us:	3,186,700 shares

Issue price:	$1.24 per share

Common stock outstanding prior to this offering (1)	60,675,016 shares

Common stock to be outstanding after this offering (1)	63,861,716 shares

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate and working capital purposes.

See the “Use of Proceeds” section of this prospectus supplement for additional information.

Dividends	We have not paid any cash dividends on our common stock and currently intend to retain any earnings to fund our working capital needs and growth opportunities.

NYSE Amex symbol	JAV

Risk Factors

Investing in our common stock involves substantial risks. You should carefully consider, in addition to the other information contained in or incorporated by reference into this prospectus supplement, the specific risks set forth under the caption “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as the risks discussed under the caption “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement.

(1)	The number of shares of our common stock outstanding before and after this offering is based on 60,675,016 shares outstanding as of October 28, 2009, and excludes:

     •      2,378,589 shares of common stock issuable upon the exercise of warrants outstanding at October 28, 2009 with a weighted average exercise price $2.63 per share;

     •      8,451,821 shares of common stock issuable upon the exercise of options outstanding at October 28, 2009 with a weighted average exercise price of $2.75 per share; and

     •      2,448,179 shares of common stock reserved for future grants and awards under our equity incentive plans and 45,457 shares of common stock reserved for future issuance under our employee stock purchase plan, each as of October 28, 2009.

Right of Participation. For a period of one year following this offering, the investor in this offering will have a right to participate in any future sales of our securities up to an aggregate amount equal to the lesser of (i) the total purchase price for the shares purchased by such investor in this offering and (ii) 25% of such future financing, other than shares that are issued in sales that are customarily excluded from such right.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, and the risk factors set forth below, you should carefully consider the risks described under the heading “Item 1A. Risk factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 12, 2009, and incorporated by reference into this prospectus supplement. If any of such risks occur, our business, financial condition or results or operations could be materially and adversely harmed. In such an event, the trading price of our common stock could decline and you may lose all or part of your investment in our securities.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

          We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds from this offering will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

          Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price of $1.24 per share, if you purchase shares in this offering, you will suffer immediate and substantial dilution of approximately $1.24 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

The market price of our common stock may be volatile, and the value of your investment could decline significantly.

          The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control. These broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock.

We may enter into a business combination or product partnership after you purchase our common stock.

          We are in advanced discussions with counter-parties about a possible business combination or product partnership. Such discussions may result in us entering into one or more agreements, or completing a transaction or series of related transactions, after you purchase our common stock. There is no assurance that any such business combination or product partnership will be consummated or, if consummated, that such business combination or product partnership will have a favorable impact on the value of the common stock you purchase.

USE OF PROCEEDS

          We estimate that the net proceeds from this offering will be approximately $3,687,963, after deducting the placement agency fees and the estimated offering expenses payable by us.

          We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, the funding of our research and development programs, capital expenditures and working capital needs.

          The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

          Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

          The following table sets forth our unaudited consolidated capitalization as of June 30, 2009:

•	On an actual basis, and

•

On an as adjusted basis to give effect to the issuance and sale by us of 3,186,700 shares of our common stock at a price of $1.24 per share, after deducting the placement agency fees and estimated offering expenses payable by us..

          The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2009

(In thousands, except share data)	Actual	As Adjusted

	(Unaudited)
Cash and cash equivalents	$7,228	$10,916

Total debt	$—	$—
Stockholders’ equity:
Common stock, voting, $0.001 par value; 200,000,000 shares authorized; 60,675,016 shares outstanding, actual; 63,861,716 shares outstanding, as adjusted	61	64
Additional paid-in capital	176,092	179,777
Accumulated deficit	(176,644)	(176,644)
Other comprehensive loss	63	63

Total stockholders’ equity	(428)	(3,260)

Total capitalization	$(428)	$(3,260)

          The information and table above is based on 60,675,016 shares of our common stock outstanding on June 30, 2009 and does not include:

• 2,378,589 shares of common stock issuable upon the exercise of warrants outstanding at June 30, 2009 with a weighted average exercise price $2.63 per share;

• 8,980,438 shares of common stock issuable upon the exercise of options outstanding at June 30, 2009 with a weighted average exercise price of $2,77 per share; and

          •          1,919,562 shares of common stock reserved for future grants and awards under our equity incentive plans and 45,457 shares of common stock reserved for future issuance under our employee stock purchase plan, each as of June 30, 2009.

DILUTION

          If you purchase any of the shares of common stock offered by this prospectus supplement, you will experience dilution to the extent of the difference between the offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our unaudited net tangible book value as of June 30, 2009 was approximately $(3.6) million, or $(0.06) per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding.

          After giving effect to the assumed sale of 3,186,700 shares of common stock in this offering at a price of $1.24 per share, and after deducting the placement agency fees and our estimated offering expenses, our as adjusted net tangible book value as of June 30, 2009 would have been approximately $(74,261), or approximately $0 per share of common stock. This represents an immediate increase in net tangible book value of approximately $0.06 per share to existing stockholders and an immediate dilution of approximately $1.24 per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share		$1.24
Net tangible book value per share as of June 30, 2009	$(0.06)
Increase per share attributable to this offering	$0.06
As adjusted net tangible book value per share after this offering		$0.00
Dilution per share to new investors		$1.24

          The number of shares of common stock outstanding used for existing stockholders in both the table and calculations above is based on 60,675,016 shares outstanding as of June 30, 2009, and excludes:

• 2,378,589 shares of common stock issuable upon the exercise of warrants outstanding at June 30, 2009 with a weighted average exercise price $2.63 per share;

• 8,980,438 shares of common stock issuable upon the exercise of options outstanding at June 30, 2009 with a weighted average exercise price of $2.77 per share; and

          •          1,919,562 shares of common stock reserved for future grants and awards under our equity incentive plans and 45,457 shares of common stock reserved for future issuance under our employee stock purchase plan, each as of June 30, 2009.

DESCRIPTION OF CAPITAL STOCK

          Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the law of the State of Delaware.

Common Stock

          We are currently authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 60,675,016 shares were outstanding as of October 28, 2009.

          The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

          The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No cash dividends have ever been declared by the board of directors on our common stock. Holders of our common stock have no statutory preemptive rights.

          There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

          We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares were outstanding as of October 28, 2009.

          We may issue authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Transfer Agent

          American Stock Transfer & Trust Company, New York, New York, is the transfer agent for our common stock.

PLAN OF DISTRIBUTION

          We are offering our common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement dated October 30, 2009, Ladenburg Thalmann & Co. Inc. have agreed to act as placement agent for the sale of up to 3,186,700 shares of our common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement or accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but has agreed to use best efforts to arrange for the sale of all 3,186,700 shares of our common stock. We will enter into a subscription agreement directly with investors in connection with this offering.

          The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of a customary legal opinion and certificates.

          Investor funds will be paid directly to us at the closing, which will occur, if ever, when all other conditions of this offering are satisfied or waived. Unless the investor has requested physical delivery, we will deposit the shares of common stock purchased by the investor with The Depository Trust Company upon receiving notice from the placement agent. At the closing, The Depository Trust Company will credit the shares of common stock to the account of the investor. If the conditions of this offering are not timely satisfied or waived, then this offering will terminate and the Company will not receive (or if already received, will not retain) any investor funds.

          We have agreed to pay the placement agent an aggregate fee equal to 3.0% of the gross proceeds received from investors in connection with the sale of shares of our common stock in this offering (the “Placement Fee”). In addition, we will reimburse the placement agent for its actual and accountable fees and expenses incurred, including fees of counsel to the placement agent, in a maximum amount not to exceed $25,000. The following table shows the per share and total Placement Fee we will pay to the placement agent assuming all of the shares of common stock offered by this prospectus supplement are issued and sold by us.

Placement Fees	Per Share	Total

Common Stock offered hereby	$0.04	$118,545

          We have agreed to indemnify the placement agent against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the placement agent may be required to make in this respect.

          This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement is on file with the SEC as an exhibit to a Form 8-K filed by us.

          We have agreed, subject to customary exceptions, not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 30 calendar days after the date of this prospectus supplement without the prior written consent of the placement agent.

LEGAL MATTERS

          Our counsel, Pryor Cashman LLP, will pass upon certain legal matters in connection with the offered securities.

EXPERTS

          Our consolidated financial statements as of and for the year ended December 31, 2008, 2007 and 2006, and management’s annual report on internal control over financial reporting as of December 31, 2008, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ending December 31, 2008 have been audited by McGladrey & Pullen, LLP, an independent registered accounting firm, as stated in their reports incorporated by reference herein, in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 and the cumulative period from February 23, 1998 (inception) to December 31, 2005 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an emphasis of a matter paragraph regarding our recurring losses and limited capital resources as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.javelinpharmaceuticals.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

          This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the filed document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. The information we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. Any statement in a document we have filed with the SEC prior to the date of this prospectus supplement and which is incorporated by reference into this prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference herein modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement, except as modified or superseded.

          We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 12, 2009;

(2)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 7, 2009;

(3)	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 10, 2009;

(4)	our Current Reports on Form 8-K, filed with the SEC on January 22, 2009, March 3, 2009, April 14, 2009, May 5, 2009, August 11, 2009 (Item 8.01) and October 30, 2009;

(5)

the description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A filed on July 17, 2006 (File No. 001-32949), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(6)

future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

          You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:

Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Attn: Stephen J. Tulipano
Chief Financial Officer and Secretary
(617) 349-4500

          You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information provided in this prospectus supplement and the accompanying prospectus, or incorporated herein or therein by reference, is accurate as of any date other than the date on the front cover or the date of the incorporated material, as applicable.

Javelin Pharmaceuticals, Inc.
$50,000,000
of
Common Stock and Warrants

                    We may, from time to time, offer and sell shares, and warrants to purchase shares, of our common stock, par value $0.001 per share.

                    The maximum aggregate offering price for these securities will not exceed $50,000,000. We will describe the terms of any such offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. Such prospectus supplement will contain the following information about the offered securities:

-	title and amount;

-	offering price, underwriting discounts and commissions, and our net proceeds;

-	any market listing and trading symbol;

-	names of lead or managing underwriters and description of underwriting arrangements; and

-	the specific terms of the offered securities.

                    Our shares of common stock trade on the American Stock Exchange under the symbol “JAV.” On February 5, 2007, the last sale price of the shares as reported on the American Stock Exchange was $5.01 per share. You are urged to obtain current market quotations for our common stock.

                    You should carefully read and consider the risk factors appearing throughout this prospectus, including, without limitation, those appearing under the heading “risk factors” beginning on page 4 of this prospectus.

Our mailing address and telephone number are:
125 CambridgePark Drive
Cambridge, MA 02140
(617) 349-4500

                    Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2007

                    You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock and warrants described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

                    This document includes product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

i

                    Unless the context otherwise requires, all references in this prospectus to “javelin,” “company,” “registrant,” “we,” “us” or “our” include Javelin Pharmaceuticals, Inc., a Delaware corporation, and any subsidiaries or other entities controlled by us. All references in this prospectus to “common stock” refer to our common stock, par value $0.001 per share.

About this Prospectus

                    This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell any combination of common stock or warrants to purchase common stock in one or more offerings for total gross proceeds of up to $50,000,000. This prospectus provides you with a general description of the securities we may offer.

                    If required, each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the offered securities. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Forward-Looking Statements

                    We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statement contained in this document speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                    In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing; the timely obtaining of and thereafter maintaining regulatory approvals and patents; the commercialization of our product candidates, at reasonable costs; the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies; our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders; and our ability to retain management and obtain additional employees as required. We are also subject to numerous risks relating to our product candidates, manufacturing, regulatory, financial resources, competition and personnel as set forth in the section “Risk Factors” in this prospectus. Except to the extent required by applicable laws or rules, we disclaim any obligations to update any forward looking statements to reflect events or circumstances after the date hereof.

Information About the Company

Background

                    Javelin Pharmaceuticals, Inc. is engaged in the research and development of products for the pain management market. Javelin was incorporated in July 2005 in the State of Delaware by Intrac, Inc., a Nevada corporation (“Intrac”), for the purpose of migrating the Intrac corporate entity to Delaware. The migratory merger became effective in September 2005. In December 2004, Innovative Drug Delivery Systems, Inc. (“IDDS”), then a private operating corporation, merged with Intrac, then a public reporting “shell” company, for the purpose of conducting the IDDS operations in a public entity. Intrac had been formed in September 2000 and had no active business operations between 2001 and December 2004. Following the Intrac-IDDS merger, the IDDS operations became the business of Intrac, and certain of the executive officers and directors of IDDS became our executive officers and directors. As a result of the migratory merger, IDDS became a wholly-owned subsidiary of Javelin. In July 2006, our common stock was listed on the American Stock Exchange. The shares of common stock described in this prospectus give effect to the Intrac-IDDS merger and the migratory merger.

Overview

                    We are a specialty pharmaceutical company that applies proprietary technologies to develop new products and improved formulations of existing drugs that target current unmet and underserved medical needs primarily in the pain management market. We are developing simple and user-friendly products, including new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain. In doing so, we intend to offer novel proprietary products that in some cases can be administered in a less invasive manner and generally should offer either improved safety or efficacy, or both, when compared to the currently available formulations on the market. In addition, the product choices currently available for the treatment of moderate-to-severe pain are limited in the doses that may be given due to side effects, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. Our product candidates are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain, such as orthopedic injury pain, procedural pain and burn pain. We believe that our products, assuming regulatory approvals, will offer the medical community and patients significant benefits and alternatives to the prescription pain medications available to pain sufferers today.

                    Our plan of clinical operations for the next 12 months involves conducting the necessary research and development to advance each of our three late stage product candidates, Dyloject(TM) (injectable diclofenac), Rylomine(TM) (intranasal morphine), and PMI-150 (intranasal ketamine), along the drug development process. The existing formulations of these parent drugs, including oral diclofenac, oral and injectable morphine, and injectable ketamine, are well-known prescription medications with well-documented profiles of safety, efficacy and cost-effectiveness.

                    Our development program is designed to support global product registration, although special emphasis is placed upon U.S. and European filings for drug approval and product registration. Currently, Rylomine(TM), Dyloject(TM) and PMI-150 have completed the Phase II product development stage based upon the U.S. regulatory classification. Over the coming year, development activity will focus on fulfilling the manufacturing requirements and generating the necessary preclinical and clinical data to support the submission packages outlined at our End-of-Phase II meetings at the U.S. Food and Drug Administration (“FDA”) for Rylomine(TM) and Dyloject(TM) in the first half of 2006, and at our pre-Phase III FDA meeting for PMI-150 in January 2007.

                    All three of our product candidates are in late stage development as shown below:

PRODUCT CANDIDATE	TERRITORY	INDICATION	DEVELOPMENT STAGE

Dyloject(TM)	U.S.	Post-operative pain	Phase III
(injectable diclofenac)	Europe	Post-operative pain, anti-inflammatory	MAA Review

Rylomine(TM)	U.S.	Acute moderate-to-severe pain	Phase III
(intranasal morphine)

PMI-150	U.S.	Acute moderate-to-severe pain	Completing registration
(intranasal ketamine)			studies

                    Our most advanced product candidate in Europe is Dyloject(TM). In July 2005, we announced that we had met our primary endpoint in the pivotal European Phase II/III study for Dyloject(TM). In September 2005, at the European Society of Regional Anaesthesia and Pain Therapy annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled Phase II/III pivotal clinical trial comparing the safety, efficacy and therapeutic equivalency of Dyloject(TM) to Voltarol(R). The Marketing Authorization Application (“MAA”) submission for approval to sell Dyloject(TM) in Europe was filed in September 2005, and was accepted for review in October 2005. The MAA review process has typically taken between 12 to 18 months for marketing authorization, rejection or approval subject to completion of additional requirements imposed on the applicant by the regulatory agency at the time of review completion. Should we receive approval for Dyloject(TM), we will also continue to take the necessary steps to facilitate a product launch, including distribution, marketing and sales activities beginning in the U.K. with the intent to further distribute, market and sell the product throughout certain European countries.

                    In January 2006, we announced that we had met our primary endpoint of a linear dose response for pain relief over six hours in a Phase IIb U.S. study of Dyloject(TM). The preliminary results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Dyloject(TM) to IV ketorolac demonstrated that patients with moderate-to-severe pain after oral surgery who received Dyloject(TM) or IV ketorolac experienced statistically significant pain relief over six hours compared to patients who received a placebo. In addition, approximately five minutes after intravenous injection, Dyloject(TM) demonstrated superior onset of pain relief compared to ketorolac as measured by statistically significant reductions in pain intensity and pain relief using both the VAS and categorical scales. Moreover, in September 2006, we announced at “Europe Against Pain,” the annual meeting of the European federation of chapters of the International Association for the Study of Pain, that the minimally effective dose of Dyloject(TM) in this study was 3.75mg, which is an unexpectedly low dose and novel finding. To achieve analgesia with lower doses of injectable diclofenac than was previously understood as necessary offers the potential to reduce dose-related adverse affects with substantially equivalent analgesia. In June 2006, we commenced enrolling patients in a larger post-operative pain study in fulfillment of completing two Phase III studies for Dyloject(TM) necessary for filing the New Drug Application (“NDA”) for the U.S. program.

                    In October 2005, we announced that we had met our primary endpoint of a linear dose response for pain relief over four hours in a Phase IIb study of Rylomine(TM). In February 2006, at the American Academy of Pain Medicine annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Rylomine(TM) to IV morphine. This study demonstrated that patients with moderate-to-severe pain after orthopedic surgery who received Rylomine(TM) or intravenous morphine experienced statistically significant pain relief over four hours compared to patients who received a placebo. In April 2006, we announced that we held our End-of-Phase II meeting with the FDA and in May 2006, we initiated the U.S. Rylomine(TM) Phase III clinical program. We are also focused on seeking regulatory and scientific advice from French regulatory experts and the European Agency for Evaluation of Medicinal Products. The results of the clinical trials along with feedback from the regulatory agencies will determine the timing, extent and cost of the European Rylomine(TM) development program and product filings.

                    In 2005, we completed the PMI-150 formulation and device bioequivalency programs and initiated additional Phase II studies. We met with the FDA in January 2007 to finalize the development plan for this product candidate. At this meeting, the FDA indicated that no additional clinical efficacy trials would be needed prior to filing an initial NDA. Therefore, we intend to undertake four remaining pharmacokinetic studies and then to file an NDA for this product candidate as an emergency analgesic for military and civilian use in 2008. With respect to other potential applications for this product, we are preparing to commence Phase III clinical trials. We are also performing internal deliberations regarding the development of our PMI-150 product candidate in Europe.

                    Through September 30, 2006, we had invested approximately $54.4 million in research and development activities. The proprietary technology used to develop our product candidates is protected by patents filed and/or approved both in the United States and in other countries throughout the world. We have licensed the worldwide exclusive rights to develop and commercialize the proprietary formulations of these product candidates. Since inception, we have been awarded over $5.5 million in competitive and peer-reviewed government funding, including contracts from the U.S. Department of Defense and grants from the National Institutes of Health/National Cancer Institute.

General

                    Our principal business office is located at 125 CambridgePark Drive, Cambridge, MA 02140, and our telephone number at that address is (617) 349-4500. Our corporate web site is www.javelinpharmaceuticals.com. The information found on our web site is neither incorporated herein by reference nor intended to be part of this prospectus, and should not be relied upon by you when making a decision to invest in our securities.

Risk Factors

                    Following are some specific factors that should be considered for a better understanding of our operations and financial condition. These factors and the other matters discussed herein are important factors that could cause actual results or outcomes for us to differ materially from those discussed in the forward-looking statements included elsewhere in this document. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Risks Related to Our Business

We currently have no product revenues and cannot be certain when product revenues will commence, if ever.

                    To date, we have devoted significant financial resources to research and development of our products. Until, and if, we receive approval from the FDA and from regulatory authorities in foreign jurisdictions for our product candidates, we cannot sell our products and we will not have product revenues. As a result, we have generated significant operating losses. As of September 30, 2006, we had an accumulated deficit of $73.9 million, excluding approximately $3.6 million deemed dividend; although, $18.6 million of this amount was related to a non-cash charge we incurred in connection with a research and development write-off related to our formation. We used substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We expect to fund our operations and capital expenditures primarily from cash on hand and additional financing initiatives.

If we cannot obtain additional financing, our product development and commercialization efforts may be reduced or discontinued.

                    Although we believe that our existing cash and cash equivalents will be sufficient to support the current operating plan for at least through June 30, 2007, we will need additional financing to support our operating plan thereafter. Our funding requirements may change as a result of many factors, including delays in development activities, underestimates of budget items, unanticipated cash requirements, increased regulatory requirements with attendant time delays, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional sources of financing, which may not be available on favorable terms, if at all.

                    We plan to raise additional financing through public or private equity offerings, debt financings and/or additional corporate collaboration and licensing arrangements. The issuance or perceived issuance of additional equity securities in connection with any financing will cause dilution to our shareholders and could have a material negative effect on the price of our common stock. If we raise additional capital by issuing debt securities, we would incur substantial costs relating to interest payments, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. If we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

                    If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, curtail operations, reduce or forego sales and marketing efforts and lose attractive business opportunities. These actions would likely reduce the price of our common stock.

We have incurred significant losses and may never achieve or sustain profitability.

                    We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may not achieve or maintain profitability. For the years ended December 31, 2003, 2004 and 2005, we had net losses of $3.2 million, $7.0 million and $10.6 million, respectively, and for the nine months ended September 30, 2006, we had a net loss of $12.3 million. It is expected that our net loss for the year ended December 31, 2006 will be materially increased as compared to prior fiscal years due to our adoption of the amendment issued by the Financial Accounting Standards Board to Statement of Financial Accounting Standards No. 123, Accounting For Stock-Based Compensation (“SFAS No. 123R”). As discussed in Note 2, “Summary of Significant Accounting Policies,” in the notes to the condensed consolidated financial statements included in our Form 10-Q for the fiscal quarter ended September 30, 2006, we adopted SFAS No. 123R effective January 1, 2006. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and instead requires us to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options. Our adoption of SFAS No. 123R is expected to materially impact our financial position and results of operations for future periods.

                    Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future as we:

-	continue to undertake pre-clinical development and clinical trials for our product candidates;

-	seek regulatory approvals for our product candidates;

-	implement additional internal systems and infrastructure;

-	lease additional office facilities;

-	hire additional personnel to advance commercialization; and

-	expand research and development activities.

                    We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We have a limited operating history upon which to base an investment decision.

                    We are a development-stage company and have not yet demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

-	continuing to undertake preclinical development and clinical trials;

-	participating in regulatory approval processes;

-	formulating and manufacturing products;

-	entering into arrangements with manufacturers; and

-	conducting sales and marketing activities either directly or through distributors.

                    Our operations have been limited to organizing and staffing, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. These operations provide a limited basis to assess our ability to commercialize our product candidates and the advisability of investing in our common stock.

We will incur increased costs and management time in seeking to implement the requirements of the Sarbanes-Oxley Act of 2002 and other corporate regulations.

                    Since late 2004, our SEC reporting status has evolved from “small business” issuer to “non-accelerated” full reporting issuer to “accelerated” filer becoming subject to Section 404 of The Sarbanes-Oxley Act of 2002. By reason of this reporting status, as well as new disclosure rules of the Securities and Exchange Commission and the American Stock Exchange, our legal and financial compliance costs have substantially increased and a significant portion of management’s time has been allocated in order to comply with these rules, especially with respect to compiling the initial comprehensive documentation of our internal controls, and then evaluating and testing the operating effectiveness of our internal controls systems in seeking compliance with Section 404. If we do not adequately comply with the Section 404 requirements, we may not be able to accurately report our financial results and might become subject to investigation by regulatory authorities. Any disclosure of inability to meet such compliance could be detrimental to investors’ confidence in us, and thereby adversely affect the price of our common stock.

If we fail to obtain or maintain the necessary U.S. or foreign regulatory approvals for our product candidates, we will be unable to commercialize them.

                    Government regulations in the U.S. and other countries have a significant impact on our business and affect the research and development, manufacture and marketing of our products. We will require FDA approval to commercialize our product candidates in the U.S. and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA an NDA, demonstrating that our product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal testing, which are referred to as pre-clinical studies, as well as human studies, which are referred to as clinical trials. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may either refuse to accept our application, or may decide after review of our application that the data is insufficient to allow approval of the relevant product. If the FDA does not accept or approve our application, it may require us to conduct additional pre-clinical testing, manufacturing studies or clinical studies and submit that data before it will reconsider our application. The FDA may also require us to perform post-approval studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

-	delay commercialization of, and our ability to derive product revenues from, our product candidates;

-	impose costly procedures; and

-	diminish competitive advantages that we may otherwise enjoy.

                    Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be certain that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of any of our principal product candidates will severely undermine our business by reducing the number of potential salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of our product candidates but may also approve competitors’ products possessing characteristics that offer their own treatment advantages.

                    Before we submit our NDAs, we plan to request waivers or deferrals from the requirement under the Pediatric Research Equity Act of 2003 to include an assessment, generally based on clinical study data, of the safety and efficacy of our drugs for all relevant pediatric populations. We can make no assurances that the FDA will grant our waiver or deferral requests. If we are required to conduct clinical research studies in pediatric patients, this could delay the development and possible approval of our products and increase the overall costs of product approvals.

                    In addition, even after these product candidates are marketed, our products and the manufacturers are subject to continual vigilance and review by applicable regulatory authorities, including FDA adverse event reporting requirements and FDA requirements governing product distribution, advertising and promotion. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our own manufacturing or the manufacture by third-party manufacturers may result in restrictions on our products or the manufacture, including withdrawal of our product from the market.

                    In foreign jurisdictions, we must receive approval from the appropriate regulatory, pricing and reimbursement authorities before we can commercialize and market our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations vary among countries, and foreign regulatory authorities may require different or additional clinical trials than we conducted to obtain FDA approval for our product candidates. We cannot give any assurance that we will receive the approvals necessary to commercialize our product candidates for sale outside the United States.

                    Because we have limited foreign regulatory, clinical and commercial resources, we may plan to commercialize some products internationally through collaborative relationships with foreign partners. Future partners are critical to our international success. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Future collaborations with foreign partners may not be effective or profitable for us.

Our product candidates contain controlled substances, the supply of which may be limited by U.S. government policy and the availability of which may generate public controversy, thereby reducing or restricting any future marketing arrangements or sales.

                    The active ingredients in some of the current product candidates, including morphine and ketamine, are regulated by the U.S. Drug Enforcement Administration (“DEA”), as Schedule II or III substances under the Controlled Substances Act of 1970. Most states place similar controls over these products under the Board of Pharmacy or similar agency. Consequently, their manufacture, shipment (including import and export), storage, sale and use are subject to the highest degree of regulation and accountability. For example, all regular Schedule II drugs must be prescribed by a physician, or under a physician’s direction, and may not be refilled within 30 days. Furthermore, the amount of Schedule II substances we can obtain for clinical trials, manufacturing and commercial distribution is limited by the DEA under a quota system, and our allotment may not be sufficient to complete clinical trials or meet commercial demand, if any.

                    Products containing controlled substances may generate public controversy. The World Health Organization advocates balance in national analgesic policies, so as to meet medical needs for opioids and other controlled substances while reducing opportunities for drug abuse, misuse and diversion. Opponents of these products, however, may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these products. Political pressures and adverse publicity could lead to delays in the introduction and marketing of our product candidates, increased expenses for marketing, and/or restricted availability of its product candidates. Our contract manufacturers that make and handle controlled substances also are subject to inspections by DEA and state authorities to evaluate ongoing compliance with security and other requirements under relevant federal and state controlled substance laws and regulations. We do not have control over the contract manufacturers’ compliance with these regulations and standards. Failure to comply with applicable laws and regulatory requirements may result in action such as civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations and, in certain circumstances, criminal proceedings. If one of these manufacturers has its registration revoked, denied or suspended, it can no longer lawfully possess or distribute controlled substances, thereby possibly resulting in a negative impact on our business.

Our product candidates are in the late stages of clinical trials and there is no assurance that final approval will be obtained.

                    Our product candidates may never be successfully marketed or manufactured. The three principal product candidates, Dyloject(TM), Rylomine(TM) and PMI-150, are in the late stages of clinical testing on a limited number of patients. For some medical uses for which we hope to market our products, to date there have been few or no studies to determine the efficacies of the specific product candidates. It also is possible that the FDA will disagree with our current clinical and pre-clinical research plans and require us to conduct more extensive studies than we currently anticipate before that agency will consider our products for marketing approval. Some of our future studies involve drug exposures for durations that are significantly longer than we have tested thus far. The longer-term studies could reveal safety or other issues that could have an adverse impact on the ability to gain marketing approval. We need to commit substantial time and resources in order to conduct further clinical trials before we can submit an NDA with respect to any of these product candidates. We cannot predict with any certainty if or when we might submit an NDA for regulatory approval of any of our product candidates.

Clinical trials are expensive, time-consuming and difficult to design and implement which could affect allocations of funds and time from other programs.

                    Clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take several more years to complete. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

-	changes to applicable regulatory requirements;

-	unforeseen safety issues;

-	determination of dosing issues;

-	lack of effectiveness in the clinical trials;

-	slower than expected rates of patient recruitment;

-	inability to monitor patients adequately during or after treatment;

-	inability or unwillingness of medical investigators to follow our clinical protocols;

-	inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

-

suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.

                    In addition, we or the FDA may suspend the clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug Application submissions or the conduct of these trials.

                    A number of companies in the biotechnology and drug development industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

The results of the clinical trials are uncertain and may not support our product candidate claims.

                    Even if the clinical trials are completed as planned, we cannot be certain that the results will support our product candidate claims or that the FDA or government authorities will agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, the clinical trials will delay the filing of NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, the clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

                    The rate of completion of clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for other products in development. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, ongoing improvements in drug therapy, particularly for pain management drugs, may make it more difficult for us to enroll patients in our clinical trials as the eligible patient population may choose to enroll in clinical trials sponsored by other companies or choose other recently-approved therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

Physicians and patients may not accept and use our drugs, which would cause a change in the business strategy with attendant delays and needs for capital for any new business, and possibly the cessation of business.

                    Even if the FDA and/or applicable foreign regulatory agencies approve our drugs, physicians and patients may not accept and use them. Acceptance and use of these drugs will depend upon a number of factors including:

-	perceptions by members of the health care community, including physicians, about the safety and effectiveness of these drugs and the use of controlled substances;

-	cost-effectiveness of these drugs relative to competing products;

-	availability of reimbursement for our products from government or other healthcare payers; and

-	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

                    Because we expect sales of the current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our ability to generate product revenues will be diminished if the drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement, thereby reducing future levels of revenues and the ability to achieve profitability.

                    Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

-	government and health administration authorities;

-	private health maintenance organizations and health insurers; and

-	other healthcare payors.

                    Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate to cover such drugs. If government and other healthcare payors do not provide adequate coverage and reimbursement levels for any of our products, the post-approval market acceptance of our products could be diminished.

The drug-development programs depend in large part upon third-party researchers who are outside our control.

                    We depend upon independent investigators and collaborators, such as universities, medical institutions and clinical research organizations, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to these drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of which may compete with us. If these collaborators assist our competitors at our expense, our competitive position would be harmed.

We will rely exclusively on third parties to supply and manufacture our product candidates, without any direct control over the quality of our product candidates, or timing for the supply, production and delivery of our product candidates, thereby possibly adversely affecting any future revenues.

                    We have relied exclusively and are dependent on certain third party single source suppliers to supply raw materials and finished goods for our product candidates. The loss of one or more of these suppliers, if not replaced, could have a material adverse effect on our business. The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture products or active ingredients for us. The FDA and/or applicable foreign regulatory agencies may not believe that the chosen manufacturers have sufficient experience making the dosage forms that we have contracted with them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and possible criminal prosecutions.

                    If we are unable to obtain sufficient supplies of raw materials or if there is a significant increase in the price of raw materials, our business would be seriously harmed. If any of our product candidates receives the approval of the FDA and/or applicable foreign regulatory agencies, we expect to rely on one or more third-party contractors to supply our drugs. If any current or future third-party suppliers cease to supply the drugs in the quantity and quality we need to manufacture the drug candidates or if the current or future third-party suppliers are unable to comply with good manufacturing practice and other government regulations, the qualification of additional or replacement suppliers could be a lengthy process, and there may not be adequate alternatives to meet our needs, which would negatively affect our business. We may not be able to obtain the necessary drugs used in our products in the future on a timely basis, if at all.

If we are unable to hire additional qualified personnel, our ability to grow the business may be harmed. We must hire and retain skilled employees in a tight labor market and will be subject to high labor costs and related increased employment expenses.

                    We will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, finance and accounting and sales and marketing. We will compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the Boston area, is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

                    Skilled employees in the industry are in great demand. We are competing for employees against companies located in the Boston metropolitan area that are more established than we are and have the ability to pay more cash compensation than we do. We will require scientific personnel in many fields, some of which are addressed by relatively few companies. As a result, depending upon the success and the timing of clinical tests, we may experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If we are unable to hire and retain skilled scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

We have limited experience in marketing and selling our products, and we may need to rely on a third party collaborator to do so.

                    We currently have no designated sales and marketing staff, nor any internal sales or distribution capabilities. In order to commercialize our products, if any are approved, we intend to develop internal sales, marketing and distribution capabilities to target particular markets for our products, as well as make arrangements with third parties to perform these services for us with respect to other markets for our products. We may not be able to establish these capabilities internally or hire sales personnel with appropriate expertise to market and sell our products, if approved. In addition, even if we are able to identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.

                    If we enter into any collaborative arrangements for the marketing or sale of our products, our product revenues are likely to be lower than if we marketed and sold our products ourself. In addition, any revenues we receive would depend upon the efforts of our collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations or other factors outside of our control. Depending upon the terms of the collaboration, the remedies we may have against an underperforming collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all.

If our products are not accepted by the market, or if we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues, and our business will suffer.

                    The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA or foreign approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business will suffer.

                    We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have prescription analgesics already approved or in development. In addition, many of these competitors, either alone or together, with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

-	developing drugs;

-	undertaking preclinical testing and human clinical trials;

-	obtaining FDA and other regulatory approvals of drugs;

-	formulating and manufacturing drugs; and

-	launching, marketing and selling drugs.

                    The United States Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, noninfringing versions of a drug in order to facilitate the approval of abbreviated new drug application for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not generated by or for the drug sponsor. In light of these incentives and especially if our products are commercially successful, other manufacturers may submit and gain approval for either an abbreviated new drug application or a 505(b)(2) application that will compete directly with our products.

Developments by competitors may render our products or technologies obsolete or noncompetitive.

                    Companies that currently sell both generic and proprietary opioid formulations include among others Abbott Laboratories, Alza Pharmaceuticals, AstraZeneca, Cephalon, Endo Pharmaceuticals, Elkins-Sinn, Janssen Pharmaceutica, McNeil Consumer Healthcare, Purdue Pharma, Roxane Laboratories and Watson Laboratories. Alternative technologies are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or have recently been approved by the FDA. These alternatives include Elan’s Prialt, Pfizer’s Lyrica, and combination products from Endo Pharmaceuticals. In addition, companies pursuing distinct but related fields such as neuromodulation devices represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than us. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, we may be unable to protect or exploit our intellectual property rights.

                    Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We are aware of a third party which could allege that certain uses of our product candidates infringe upon certain of such third party’s proprietary rights. Although we do not intend to market our product candidates for such uses and we are not aware of any such uses currently in practice, we may not be able to avoid claims made by such third party as a result of our product candidates being used by consumers for purposes other than as marketed by us.

                    We hold certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications as well as rights under foreign patents and patent applications. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

-	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to challenge, invalidate or otherwise circumvent our patents;

-	if and when patents will issue;

-	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

-	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

                    Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of these trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling our products, forced to pay damages, and incur substantial costs in defending litigations.

                    If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs, and we may have to:

-	obtain licenses, which may not be available on commercially reasonable terms, if at all;

-	redesign our products or processes to avoid infringement;

-	stop using the subject matter claimed in the patents held by others;

-	pay damages; or

-	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our management resources.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

                    Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe that the safety procedures of our manufacturers and distributors for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, the risk of accidental injury or contamination from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We may become subject to substantial product liability claims for which we have limited insurance, and may be required to limit commercialization of our products in response to product liability lawsuits.

                    The testing and marketing of medical products entail an inherent risk of product liability. Although side effects from clinical trials thus far have been generally limited to symptoms known to be associated with these well-established medications, such as dysphoria (a feeling of malaise), and nausea, we may be held liable if any more serious adverse reactions from the use of our product candidates occurs. Our product candidates involve new methods of delivery for potent drugs that require greater precautions to prevent unintended use, especially since they are designed for patients’ easy self-use rather than for administration by medical professionals. For example, the FDA may require us to develop a comprehensive risk management program for our product candidates to reduce the risk of improper patient selection, diversion and abuse. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against us. If we cannot successfully defend ourself against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate if any claim arises.

Risks Related to Management

We may not successfully manage our growth, thereby preventing achievement of our business plan.

                    Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers and scientific and medical advisors whose knowledge of our business and technical expertise would be difficult to replace.

                    We are highly dependent on Daniel B. Carr, MD, our Chief Executive Officer and Chief Medical Officer, as well as other executive officers, including Curtis Wright, our Vice President, Risk Management and Regulatory Affairs. We do not have “key person” life insurance policies for any of our officers. We do not have employment agreements with any person other than with Dr. Carr, Stephen J. Tulipano, our Chief Financial Officer, and David B. Bernstein, our General Counsel and Chief IP Counsel. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development and clinical testing, loss of customers and sales, if any, and diversion of management resources, which could adversely affect operating results.

                    In addition, we rely on members of our scientific advisory board and consultants to assist us in formulating our research and development strategy. All of the members of our scientific advisory board and our clinical advisors have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with us.

Market Risks

The market price of our common stock may fluctuate significantly, which may cause certain investors to avoid purchasing our shares.

                    Since July 20, 2006, our common stock has been listed on The American Stock Exchange Inc. (the “ASE”) under the symbol “JAV.” The market price may fluctuate significantly in response to factors, some of which are beyond our control, such as:

-	announcement of new products or product enhancements by us or our competitors;

-	results of the testing and regulatory approval of our products;

-	developments concerning intellectual property rights and regulatory approvals and concerns;

-	quarterly variations in our and our competitors’ results of operations;

-	changes in earnings estimates or recommendations by securities analysts;

-	developments in our industry; and

-	general market conditions and other factors, including factors unrelated to our own operating performance.

There has been a limited market for our common stock, which may accelerate price swings.

                    Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our common stock. As our common stock only recently began trading on the ASE, there is no assurance that the trading market will become more active. Prior thereto, our common stock had been traded on the OTC Bulletin Board with an inactive market and the bid and asked prices for our common stock having fluctuated significantly on low trading volumes. Since December 2004 the market price of our common stock has ranged from $1.90 to $5.67 per share. Because of the limited trading volume in our common stock, holders may be unable to sell their shares of our common stock when or at prices they desire. Moreover, the inability to sell shares in a declining market because of such illiquidity or at a price holders desire may substantially increase their risk of loss.

The American Stock Exchange imposes listing standards on our common stock that we may not be able to fulfill, thereby leading to a possible delisting of our common stock.

                    As a listed ASE company, we are subject to ASE rules covering among other things, certain major corporate transactions, the composition of our Board of Directors and committees thereof, minimum stockholders equity, and the maintenance of the market price of our common stock. We had not previously been subject to similar regulations. The failure to meet these or other ASE requirements may result in the de-listing of our common stock from the ASE, which could adversely affect the liquidity and market price thereof.

Risks Related to Our Common Stock

We have not previously paid dividends on our common stock and we do not anticipate doing so in the foreseeable future.

                    We have not in the past paid any dividends on our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

We may issue shares of preferred stock that have greater rights than our common stock.

                    We are permitted by our certificate of incorporation to issue up to 5,000,000 shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders or other securityholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation rights and may have greater voting rights than our common stock.

A significant number of shares of our common stock are subject to options and warrants, and we may issue additional options and warrants in the future. The issuance of shares of common stock upon the exercise of these options and warrants will dilute the interests of other security holders and may depress the price of our common stock.

                    As of February 1, 2007, there were 40,409,421 shares of common stock outstanding. As of such date, there were vested outstanding options to purchase up to 2,915,633 shares of common stock granted under the Javelin 2005 Omnibus Stock Incentive Plan (the “Incentive Plan”), unvested outstanding options to purchase up to 2,458,844 shares of common stock granted under the Incentive Plan, and outstanding warrants to purchase up to 2,828,444 shares of common stock. There were also outstanding as of February 1, 2007 options to purchase up to 1,184,058 shares of common stock granted outside of the Incentive Plan. In addition, we may issue additional options and warrants from time to time to provide compensation to our employees, officers, directors and consultants under our stock option plans, and to finance our operations. The issuance, perceived issuance, or exercise of warrants or options will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

Provisions in our certificate of incorporation and provisions under delaware law may inhibit a takeover of the company.

                    Under our certificate of incorporation, our board of directors is authorized to issue shares of our common or preferred stock without the approval of our stockholders, subject to certain ASE regulations. Issuance of these shares could make it more difficult for third parties to acquire the Company without the approval of our board of directors as more shares would have to be acquired to gain control. Also, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions may deter hostile takeover attempts that could result in an acquisition of the Company that could have been financially beneficial to our stockholders.

Use of Proceeds

                    Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, including, without limitation, the funding of our clinical research and development programs, the clinical development of our product candidates, capital expenditures and working capital needs. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

                    The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

Plan of Distribution

                    We may sell the securities registered under this prospectus:

-	through underwriting syndicates represented by one or more managing underwriters;

-	to or through underwriters or dealers;

-	through agents;

-	directly to one or more purchasers;

-

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

-	through a combination of any of these methods of sale.

                    We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. We will describe the name or names of any underwriters and the purchase price of the securities in a prospectus supplement relating to the securities. Any underwritten offering may be on a best efforts or a firm commitment basis. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions.

                    If a dealer is used in an offering of securities, we may sell the securities to the dealer as principal. We will describe the name or names of any dealers and the purchase price of the securities in a prospectus supplement relating to the securities. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. Any public offering price and any discounts or concessions allowed, re-allowed, or paid to dealers may be changed from time to time and will be described in a prospectus supplement relating to the securities.

                    We, or any underwriter, dealer or agent, may distribute the securities from time to time in one or more transactions at:

-	a fixed price or prices, which may be changed;

-	at market prices prevailing at the time of sale;

-	at prices related to prevailing market prices; or

-	at negotiated prices.

                    Any of these prices may represent a discount from the prevailing market prices.

                    To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time. We will describe any of these activities in the prospectus supplement.

                    We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement. We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

                    In connection with the sale of the securities and as further set forth in an applicable prospectus supplement, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

                    Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the American Stock Exchange. We will apply to the American Stock Exchange to list any additional shares of common stock that we offer and sell pursuant to a prospectus supplement. To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the American Stock Exchange may engage in passive market making transactions in the securities on the American Stock Exchange during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. It is possible that one or more underwriters may make a market in our securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of our securities that may be sold pursuant to this prospectus.

                    Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act.

NASD Regulations

                    The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker/dealer will not be greater than 8% for the sale of any shares of our common stock covered by this prospectus.

                    Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries from time to time in the ordinary course of business. Any such relationships will be disclosed in an applicable prospectus supplement.

                    If indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these contracts.

Description of Capital Stock

                    Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the law of the State of Delaware. The particular terms of any offering of our securities will be described in a prospectus supplement relating to such offering. The prospects supplement may provide that our capital stock will be issuable upon the exercise of warrants to purchase our capital stock.

Common Stock

                    We are currently authorized to issue 200,000,000 shares of common stock, $0.001 par value, of which 40,409,421 shares were outstanding as of February 1, 2007.

                    The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

                    The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No cash dividends have ever been declared by the board of directors on our common stock. Holders of our common stock have no statutory preemptive rights. However, those investors who purchased our securities pursuant to the Securities Purchase Agreement, dated as of November 3, 2005, between our company and certain investors identified therein, have the right to participate in any equity financing that we consummate prior to June 27, 2007.

                    There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

                    We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares were outstanding as of February 1, 2007.

                    We may issue authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Description of Warrants

                    The following description of our warrants for the purchase of common stock in this prospectus contains the general terms and provisions of the warrants. The particular terms of any offering of warrants will be described in a prospectus supplement relating to such offering. The statements below describing the warrants are subject to and qualified by the applicable provisions of our certificate of incorporation, bylaws and the relevant provisions of the laws of the State of Delaware.

General

                    We may issue warrants for the purchase of our common stock. We may issue warrants independently or together with any of our securities, and warrants also may be attached to our securities or independent of them. We may issue series of warrants under a separate warrant agreement between us and a specified warrant agent described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

                    As of February 1, 2007, the only warrants issued and outstanding consist of warrants to purchase 2,828,444 shares of our common stock.

Terms

          A prospectus supplement will describe the specific terms of any warrants that we issue or offer, including:

-	the title of the warrants;

-	the aggregate number of warrants;

-	the price or prices at which the warrants will be issued;

-	the currencies in which the price or prices of the warrants may be payable;

-	the designation, amount and terms of our capital stock purchasable upon exercise of the warrants;

-	the designation and terms of our other securities, if any, that may be issued in connection with the warrants, and the number of warrants issued with each corresponding security;

-	if applicable, the date that the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

-	the prices and currencies for which the securities purchasable upon exercise of the warrants may be purchased;

-	the date that the warrants may first be exercised;

-	the date that the warrants expire;

-	the minimum or maximum amount of warrants that may be exercised at any one time;

-	information with respect to book-entry procedures, if any;

-	a discussion of certain federal income tax considerations; and

-	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Legal Matters

                    The validity of the shares of our common stock offered by this prospectus is being passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated by reference in reliance on the report (which contains an emphasis of a matter paragraph regarding our recurring losses and limited capital resources as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

                    We are subject to the reporting requirements of the Exchange Act, and in accordance with such laws we file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information filed with the SEC. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://javelinpharmaceuticals.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.

                    We have filed with the SEC a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or from its website.

Incorporation of Certain Information by Reference

                    The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering.

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on April 14, 2006;

(2)	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 14, 2006;

(3)	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the SEC on August 14, 2006;

(4)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the SEC on May 12, 2006;

(5)

our current reports on Form 8-K, filed on April 7, 2006, April 17, 2006, May 1, 2006, May 11, 2006, May 16, 2006, June 2, 2006, June 15, 2006, July 7, 2006, July 14, 2006, July 25, 2006, October 13, 2006, December 14, 2006 and February 1, 2007;

(6)

all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

          You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:

Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Attn: David B. Bernstein, Corporate Secretary
(617) 349-4500

                    You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

Javelin Pharmaceuticals, Inc.
$50,000,000
of
Common Stock and Warrants
February 12, 2007

JAVELIN PHARMACEUTICALS, INC.

3,186,700 Shares of Common Stock

Prospectus Supplement

October 30, 2009

Ladenburg Thalmann & Co. Inc.